Exhibit (a)(18)

[THE FOLLOWING WILL BE DELIVERED VIA EMAIL]

This is to confirm that we have received a letter of transmittal bearing your name and tendering the number of options stated therein.

Note that you should not expect to receive a formal letter of acceptance from the company until after the offer period has expired on Friday, May 11, 2001 at 5:00 p.m., Eastern Daylight Time, or later in the event we extend the offer. The company’s formal acceptance of tendered options, in full or in part, is anticipated to take place shortly after the end of the offer period.

For more information on the following, as well as definitions of terms not otherwise defined above, please see the related Offer to Exchange Outstanding Options to Purchase Shares of Common Stock of webMethods, Inc. having an Exercise Price of $40.00 or More and Granted Prior to March 31, 2001 for New Options Under the webMethods Amended and Restated Stock Option Plan.

[THE FOLLOWING WILL BE DELIVERED VIA EMAIL]

This is to confirm that we have received a letter of transmittal bearing your name and the number of options stated therein.

As detailed in the Offer to Exchange, the company may reject any or all tenders of options that it determines are not in appropriate form or that it determines are unlawful to accept. We’ve examined your letter of transmittal and from the information at hand believe that it has not been properly completed, signed and delivered to us for the following reasons:

[INSERT]

If you would like to participate in the exchange program, please correct the problems listed above and return the Letter of transmittal to Option Exchange no later than the expiration of the offer period, which is currently Friday, May 11, 2001 at 5:00 p.m., Eastern Daylight Time. Note that even if you cure the deficiencies in your Letter of Transmittal during the offer period you should not expect to receive a formal letter of acceptance from the company until after the offer period has expired on Friday, May 11, 2001 at 5:00 p.m., Eastern Daylight Time, or later in the event we extend the offer. The company’s formal acceptance of tendered options, in full or in part, is anticipated to take place shortly after the end of the offer period.

For more information on the following, as well as definitions of terms not otherwise defined above, please see the related Offer to Exchange Outstanding Options to Purchase Shares of Common Stock of webMethods, Inc. having an Exercise Price of $40.00 or More and Granted Prior to March 31, 2001 for New Options Under the webMethods Amended and Restated Stock Option Plan.